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                                                                Exhibit 99.1


                            [Solutia letterhead]


FOR IMMEDIATE RELEASE
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                     Contact: Investor Relations: Marleen Judge 314-674-7777
                              Media: Liesl Livingston 314-674-5555


                     SOLUTIA REFINANCES CREDIT FACILITY

         ST. LOUIS, Oct. 9, 2003/PR Newswire-First Call/ -- Solutia Inc. (NYSE:SOI) today announced that it has closed on a new revolving credit facility effective Oct. 8, 2003. The new three-year, $350 million credit facility is led by Ableco Finance LLC, a unit of Cerberus Capital Management, L.P., and other syndicate lenders, Wells Fargo Foothill, and Congress Financial Corporation. The proceeds of this facility have been partially used to retire Solutia's former bank credit facility. Solutia also announced that it and Astaris LLC, its 50/50 joint venture with FMC Corporation, have amended Astaris' credit agreement with Astaris' bank lenders so as to remove security interests in certain Solutia assets and to replace those interests with a $67 million letter of credit, issued under Solutia's new credit facility. The letter of credit will reduce dollar for dollar as future keepwell payments to Astaris are made.

         Solutia's new credit facility is secured by liens on Solutia's working capital assets and certain plant, property and equipment assets, but not including all of the assets that had been pledged to Solutia's former bank lending group. The release of the security interests in those assets, combined with the release of assets from the Astaris credit agreement amendment, has the effect of reverting three series of Solutia debt instruments from secured debt to unsecured debt: its 6.72%, 2037 debentures which are puttable in Oct. 2004 ($150 million outstanding); its 6.25%, Feb. 2005 Euro Notes ((euro)200 million outstanding); and its 7.375%, Oct. 2027 debentures ($300 million outstanding). These debt instruments were unsecured when issued but as a result of "equal and ratable" clauses in their indentures, became secured in 2002 when liens on certain assets were granted to Solutia's former bank lending group and to the Astaris lenders. Since the new credit facility eliminates those liens the originally unsecured debt instruments will revert to



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their previous status. With completion of this new credit facility and the amendment to the Astaris credit facility, approximately $680 million of debt on Solutia's balance sheet has reverted to an unsecured status.

         Solutia estimates its 2004 pro-forma annual interest expense will be approximately $120 million. At quarter end, the Company's pro-forma liquidity taking into consideration the impact of the new credit facility, i.e., posting of the $67 million Astaris letter of credit and fees, was approximately $150 million.

CORPORATE PROFILE

         Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.

Solutia.... Solutions For A Better Life.

                                    -oOo-

Source: Solutia Inc.
St. Louis
Date 10/9/03



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